Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-220618) of Spirit Realty Capital, Inc. and the related Prospectus, and

(2)
Registration Statements (Form S-8 No. 333-190001 and No. 333-215098) pertaining to the Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan and Cole Credit Property Trust II, Inc. 2004 Independent Directors’ Stock Option Plan;

of our report dated February 22, 2018 (except for Notes 1, 2, 11, and 14 as to which the date is September 19, 2018), with respect to the consolidated financial statements and schedules of Spirit Realty Capital, Inc. and our report dated February 22, 2018, with respect to the effectiveness of internal control over financial reporting of Spirit Realty Capital, Inc., included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Dallas, Texas
September 19, 2018